Exhibit 99.2

FORM OF NOTICE TO SHAREHOLDERS AND WARRANT HOLDERS WHO ARE RECORD HOLDERS

USA TECHNOLOGIES, INC.

NOTICE TO SHAREHOLDERS AND WARRANT HOLDERS WHO ARE RECORD HOLDERS

Up to [•] Shares of Common Stock and Warrants to Purchase [•] Shares of Common Stock Issuable Upon Exercise of Rights to Subscribe for
Such Shares and Warrants at $[•] per Share

Enclosed for your consideration is a prospectus, dated [•], 2010 (the “Prospectus”), relating to the offering by USA Technologies, Inc., a Pennsylvania corporation (the “Company”), of non-transferable subscription rights (the “Rights”) pursuant to which the holders thereof (the “Rights Holders”) are entitled to subscribe for the Company’s common stock, no par value per share (the “Common Stock”) and warrants to purchase shares (the “Warrants”). Such Rights are being distributed to all shareholders of record of Common Stock (“Record Date Shareholders”) as of 5:00 p.m., New York City time, on [              ], 2009 (the “Record Date”), as well as to the holders, as of the Record Date, of our warrants to purchase up to 7,285,792 shares of common stock at $2.20 per share which expire on December 31, 2011, and two warrant holders of the Company who are entitled to participate in the Rights Offering pursuant to the terms of their warrants (collectively, “Participating Warrant Holders”).

Pursuant to the offering, the Company is issuing non-transferable Rights to subscribe for up to [•] shares of the Company’s common stock, no par value (“Common Stock”) and warrants to purchase up to [•] shares of Common Stock at $[•] per share for a period of three years following January 1, 2011 (“Warrants”), on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [•], 2010 and ends at 5:00 p.m., New York City time, on [•], 2010, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Common Stock is presently traded on the NASDAQ Global Market under the symbol “USAT”. The Warrants will also be transferable and will be listed for trading under the symbol “USATZ” commencing on issuance and through December 31, 2013. The Rights are not transferable.

As described in the Prospectus, Shareholders and the Participating Warrant Holders will receive one (1) Right for each share of Common Stock or warrant owned on the Record Date.

Each Right entitles the Rights Holders to purchase one share of Common Stock and a Warrant to purchase one share of Common Stock at the subscription price of $[•] per share (the “Right”).

Rights may only be exercised for whole numbers of shares and Warrants; no fractional shares of Common Stock or Warrants will be issued in the Rights Offering.

The rights will be evidenced by subscription rights certificates (the “Subscription Certificates”).

Enclosed are copies of the following documents:

1. Prospectus, dated [•], 2010;

2. Subscription Certificate;

3. Instructions As to Use of Subscription Rights Certificates; and

4. A return envelope, addressed to American Stock Transfer & Trust Company, LLC (the “Subscription Agent”).

Your prompt attention is requested. To exercise your Rights, you should properly complete and sign the Subscription Certificate and forward it, with payment of the subscription price in full for each share of Common Stock and Warrant subscribed for to the Subscription Agent, as indicated on the Subscription Certificate. The Subscription Agent must receive the properly completed and duly executed Subscription Certificate and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.

You will have no right to rescind your subscription after receipt of your payment of the subscription price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (800) 322-2885.